EXHIBIT 99.1

Goodrich Petroleum Announces Operational Update

HOUSTON, Nov. 1, 2010 /PRNewswire-FirstCall/ -- Goodrich Petroleum Corporation (NYSE: GDP) today announced its third quarter operational update.

SHELBY TROUGH

Angelina River Trend.  The Company has completed its initial well in the Shelby Trough, the S.W. Henderson No. 1H (100% WI), a 4,100 foot horizontal well targeting the Haynesville Shale in Angelina County, Texas.  The well produced into sales at a 24-hour rate of 21,000 Mcf per day on a 22/64 inch choke with 10,250 psi.  The Company expects to spud its second well on the Angelina River Trend acreage, the Nelson 1H (100% WI), in November, and currently anticipates keeping one rig running on the acreage during 2011.

Joaquin Area.  The Company plans to complete its initial Haynesville Shale well in the Joaquin area of the Shelby Trough, the R. Dean No. 1H (80% WI) in Shelby County, Texas, as well as its initial Bossier Shale well in the Joaquin area, the R. Dean 2H (75% WI), during the fourth quarter of 2010.

Also, the Company has acquired an additional 5,000 net acres in the Shelby Trough, bringing its total position to 28,000 net acres, with approximately 95% being in the Angelina River Trend area.

EAGLE FORD SHALE TREND

Eagle Ford Shale.  The Company has completed its initial Eagle Ford Shale well, the Pan Am B-1H (80% WI), a 4,400 foot horizontal well targeting the Eagle Ford Shale in Frio County, Texas.  The well had a 24-hour rate of 667 barrels of oil equivalent ("BOE") per day, comprised of 300 barrels of oil per day and 2,200 Mcf of gas per day.  The Company has drilled its Pan Am C-1H (80% WI), with a 4,300 foot lateral, and its Burns Ranch 1H (67% WI), with a 6,000 foot lateral, with both wells expected to be completed during the fourth quarter of 2010.

Buda Lime.  The Company is in the early stage of flowback on its second Buda Lime horizontal well, the Lancaster C-1H (67% WI), a 4,100 foot horizontal well in Frio County, Texas.  The well is continuing to clean up with increasing oil and gas rates, with a current rate of 512 BOE per day, comprised of 212 barrels of oil per day and 1,800 Mcf of gas per day.

The Company plans to keep one rig running in the play through the end of the year, and with continued success, anticipates adding a second rig in the Eagle Ford Shale Trend in 2011.

SALE OF NON-CORE PROPERTIES

The Company has entered into a definitive agreement with a private company to sell certain non-core shallow reserves and production in East Texas and North Louisiana for approximately $70 million, subject to customary terms and conditions.  The Company has retained all of the deep drilling rights on the soon to be divested properties, which include both the Haynesville and Bossier Shale formations.  Closing is expected to occur before year-end.

The proceeds from the sale, along with cash flow from operations, are expected to fund the vast majority of the Company's 2011 capital expenditure budget, as well as allow the Company to further reduce its per unit lease operating expense and DD&A rate going forward.

MID-YEAR RESERVES

The Company has completed its mid-year reserve report, with an effective date of June 30, 2010.  Proved reserves at mid-year were 451 Bcfe, 99% natural gas and 46% developed.  Proved reserves grew by 7% during the first half of 2010, up from 421 Bcfe of proved reserves at year-end 2009.  Proved developed reserves grew by 24% in the first half of 2010, with no additional proved undeveloped reserves booked at mid-year.  Proved developed reserve additions and revisions in the first six months of 2010 totaled 45.7 Bcfe from $94.3 million of drilling and completion capital expenditures, for a proved developed finding and development cost of $2.06 per Mcfe.  The reserves were calculated using SEC pricing of $4.10 per MMBtu of natural gas and $75.76 per barrel of oil.  Proved reserve additions were primarily located in the core of the Company's Haynesville Shale acreage, where the estimated ultimate reserve per well averaged in excess of 7.5 Bcfe.

BORROWING BASE

The Company's borrowing base has been redetermined by its bank group.  The new borrowing base increased by $50 million to $250 million, with nothing outstanding as of September 30, 2010.  The borrowing base was calculated using prices of $3.75 per Mcf of natural gas and $60.00 per barrel of oil for 2010, with $0.50 per Mcf annual increases through 2015 and $2.50 per barrel of oil annual increases through 2012.  Upon closing of the sale of non-core properties referenced above, the Company expects the borrowing base will be $225 million.

3Q'10 ACCOUNTING ADJUSTMENTS

During the third quarter of 2010, forward natural gas prices experienced significant declines.  As a result, the Company anticipates a $23 million gain on derivatives, including both realized and unrealized gains, as well as a non-cash $223 million impairment, due to the accounting effect resulting from lower commodity futures prices as of the end of the third quarter.  In addition to lower commodity futures prices, the impairment was a result of the Company's change in forward looking development plans, which will focus on the Eagle Ford Shale, core Haynesville Shale in North Louisiana and the Angelina River Trend of the Shelby Trough.  As a result of the impairment, the Company expects a meaningful reduction in its DD&A rate going forward.

PRODUCTION

Due to production delays caused by an increase in wells drilled and waiting on completion to 20 gross (10 net) wells as of September 30, 2010, production for the third quarter averaged 91,600 Mcfe per day, versus previous guidance of 94,000 – 98,000 Mcfe per day.  Of the wells waiting on completion, 13 gross (5 net) were non-operated and 7 gross (5 net) were operated.

Company fourth quarter production guidance will be updated in the financial press release that will be released post market close on Wednesday, November 3, 2010.

OTHER INFORMATION

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as "forward looking statements" within the meaning of the Securities Litigation Reform Act.  They are subject to various risks, such as financial market conditions, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels.

Goodrich Petroleum is an independent oil and gas exploration and production company listed on the New York Stock Exchange.  The majority of its properties are in Louisiana and Texas.

CONTACT:  Robert C. Turnham, President; or Jan L. Schott, Chief Financial Officer, both of Goodrich Petroleum Corporation, +1-713-780-9494